EXHIBIT 3.42

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 3627349

The Registrar of Companies for England and Wales hereby certifies that PAN AMERICAN CROSSING UK LTD is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 1st September 1998

For The Registrar of Companies